EXHIBIT 23.1

                               Arthur Andersen LLP

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (relating to Savannah Electric Capital Trust II Preferred Securities, Savannah Electric and Power Company Junior Subordinated Notes, Savannah Electric and Power Company Senior Notes and Savannah Electric and Power Company Guarantee with respect to Preferred Securities of Savannah Electric Capital Trust II) of our reports on Savannah Electric and Power Company dated February 28, 2001 included in Savannah Electric and Power Company's Form 10-K for the year ended December 31, 2000 and to all references to our firm included in this Registration Statement.

                                                       /s/ Arthur Andersen LLP

Atlanta, Georgia
March 22, 2001